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                                                                     EXHIBIT 11
                        GRANITE CONSTRUCTION INCORPORATED
                    COMPUTATION OF NET INCOME PER COMMON AND
                             COMMON EQUIVALENT SHARE
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


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

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THREE MONTHS ENDED MARCH 31,                                                          1997          1996
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
Weighted average common shares outstanding                                          18,129        17,897

Computation of incremental outstanding shares:
  Net effect of dilutive stock options based
   on treasury stock method                                                             55            69
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Weighted average common shares outstanding,
  as adjusted                                                                       18,184        17,966
=========================================================================================================

Net income                                                                      $      243    $      366
=========================================================================================================

Net income per common and common
  equivalent share                                                              $     0.01    $     0.02
=========================================================================================================

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